Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-190624) and Form S-8 (No. 333-184486, No. 333-188088, No. 333-193712 and No. 333-201638) of Hyperion Therapeutics, Inc of our report dated March 4, 2015 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 4, 2015